Exhibit 99.2

Health Net, Inc.

Q4 2004 Earnings Conference Call

February 8, 2005

8:00AM PDT

Corporate Participants:

David Olson, SVP, Investor Relations

Jay Gellert, President & CEO

Buddy Piszel, EVP & CFO

OPERATOR: Good day, everyone and welcome to this Health Net Incorporated conference call. Today’s call is being recorded. At this time, I would like to turn the call over to the senior vice president of Investor Relations, Mr. David Olson. Please go ahead, sir.

DAVID OLSON: Thank you, operator. Good morning, everyone. During this call, we will be making forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933 that involve risks and uncertainties. All statements, other than statements of historical fact, are forward-looking statements, including any earnings guidance we provide and any statements about our plans, beliefs, strategies, intentions, expectations, objectives, goals or prospects.

Risk factors that may impact those statements and could cause actual future results to differ materially from currently expected results are described in our 10-Ks, 10-Qs and our other filings with the SEC from time to time, as well as the Cautionary Statements in our press release issued in advance of this call.

In addition, this morning’s press release and the comments on this call make and will make reference to certain measurements, including earnings per share and certain per member per month amounts, that are not in accordance with Generally Accepted Accounting Principles.

I should also note that today’s press release includes a supplemental schedule showing the appropriate allocations of the fourth quarter charges to line items on the income statement. With that out of the way, let me turn the call over to our president and CEO, Jay Gellert.

JAY GELLERT: Good morning. I want to start today’s call with a few remarks about today’s announcement. Then I’ll turn the call over to Buddy Piszel, our CFO, who will go into substantial detail about the fourth quarter results.

First, though, let me start with some comments about 2005. The pricing outlook continues to be healthy. In our markets, there are only a very few isolated signs of any plans pricing aggressively and then only for a short while and only to certain isolated accounts. At Health Net we are continuing the pricing discipline that we’ve talked about. And as a result, the increase in our premium yield has accelerated throughout 2004. We look for even higher premium yield increases in Q1. We are focusing on improving gross margin while our health care cost trends are moderating.

While we’ve had our own cost issues in the past, which we’ll talk about, and we’ve moved to address them and the signs for the future are positive. We see opportunities in new products and with Medicare. There are also continuing indications that state governments will move Medicaid programs to rely more on managed care and that will give us an opportunity to build on our strong performance in California. These trends taken together point to a more stable, profitable, and consistent performance in 2005. As we position ourselves for the future, we are using this quarter to put a number of challenging issues behind us. In order to accomplish that, I asked Buddy upon becoming our CFO to identify and eliminate any barriers to ‘05 performance. That is the over-arching theme to all the steps that have led to these fourth quarter charges. The theme is, that in order to thrive in the future, we must eliminate any lingering drag on our earnings from past issues.

We believe we have a strong stable provider network that is critical to our business. The steps that Buddy will discuss in greater detail today are all intended to enhance, improve and deepen that relationship in the future. Given the charges we — the changes we undertook last year around claims payment practices, it is my view that these relationships are headed in precisely the direction we want to go. We’ve already settled many of the disputes and our new contracts are becoming more predictable and easier to administer for both hospitals and us. And in one case, we’ve regained the employees of a major hospital system. In short, things are definitely getting better. So in ‘05, our goal is to continue nurturing our provider relationships as we work to deliver stable consistent performance. In so doing, we will set the stage to resume a growth trajectory in ‘06 and beyond.

Now, let me say a few words about some of our new initiatives. One area of focus is Medicare. We have a dedicated team executing on plans to seize the opportunities presented by Medicare Modernization. One thing we know is that we’re going to strengthen our existing Medicare Advantage markets and we may decide to expand service areas in these markets. In addition, we’re looking at local and regional PPO options in a few places. We’ve done extraordinarily well in the PPO demonstration project in Oregon. We plan to expand there. As we’ve noted before, we’re also looking at opportunities in the areas we cover in the new North TRICARE.

We will play in the Part D drug benefit in our current Medicare markets, and we’ll have more to say about all of this as our plans firm up. In addition, we have HSAs ready for the market and did sell some business for 1/1. The enrollment to date is quite small but interest remains high and we are ready to serve these clients who want to move in that direction. In our traditional business, we did see some encouraging signs in the January run enrollment in some areas. We’ve landed some good new accounts.

We were especially encouraged that we obtained a large important one in New York, another converted to ASO, a nice shot in the arm for our expanded ASO capacity. This gives us confidence that we can get enrollment back into a growth mode in the second half. It’s important to note that despite our difficulties, member months in ‘05 in the markets outside the Northeast will be about what they were in ‘03 — a sign that these franchises are on solid ground, and ready to begin growing profitably again. Our TRICARE team continues to do outstanding work. They completed the transition to the new North contract, and we are very proud of the work they do for the families of our men and women in uniform.

MHN, our behavioral health subsidiary, had a good year in ‘04 and continues to gain ground in the fast-growing EAP market. Oregon continues to grow in both commercial and Medicare. In looking forward, I see a number of very solid franchises at Health Net. We had our issues in ‘04, but with a superb effort from Buddy and his team, we’ve taken the steps necessary to put them

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Q4 2004 Earnings Conference Call

February 8, 2005

behind us. I believe we’re doing the right things — focused pricing, health care cost initiative, better provider relations — that will lead to improved performance going forward. But first, we know we have to give you a 2005 that is consistent, solid and predictable.

We understand how critical it is that we issue ‘05 guidance you can count on. Our senior leadership developed the range we introduced today, $2.30 to $2.50, with that in mind. The early signs are encouraging. For the January business that renewed so far, we’re getting the premiums we need, with the yields north of 11percent after buy-downs of between 2 to 2.5 percent, tracking expectations. Our commercial gross margin is expanding nicely. In fact, it has grown more than 20 percent from Q1 to Q4 of ‘04, excluding the charges, with more improvements in the plan for ‘05.

We need to show you that the health care cost trends, especially our claims payment patterns, are stabilized. We believe this too is achievable. We’ve seen good signs on hospital days in certain markets and inpatient cost growth is flowing in some places as well. Physician cost growth is stable, while pharmacy cost growth will tick up a bit but still be below the industry, something we’ve accomplished for 7 years now. We know we need to show you that the enrollment will turn around in the second half.

We did have a better-than-expected January, so that boosts our confidence for the full year. In speaking for the Board management and all our associates, let me assure you that we are determined to stay focused on meeting your expectations consistently in ‘05 and beyond. Thanks for your time. And let me now turn the call over to Buddy.

BUDDY PISZEL: Okay. Thanks, Jay. And good morning, everyone. It’s important for me to start this morning with a bit of background. When I came on board at Health Net, Jay asked me to take a good long and objective look at all aspects of our operations and our balance sheet. And I did this as we made our way through both the year-end financial reviews and the 2005 planning process. Along with the business leaders and the entire finance team, including actuarial, we engaged in an extraordinary — extraordinarily rigorous process over the past several months.

The objective of this review was to get a firm handle on our ‘04 run rate, so that in turn we could confidently build our 2005 plan. That meant digging into our reserve levels and deeply analyzing our ‘04 performance. One critical goal was to set reserves at an appropriate level that would eliminate adverse prior period restates as an issue in 2005. I think we’ve done that. Furthermore, we needed to eliminate provider issues as something that could undermine 2005 results. It became apparent that we needed to recognize significant costs in the fourth quarter, for provider settlements, that due to a change in management direction, we are now in the process of settling.

Given our recent experience in actual settlements, settlement negotiations and arbitration proceedings, we can now make a reasonable estimate of the ultimate cost to resolve all of these issues. The other benefit of this review is that we now have a much clearer understanding of how the provider settlements link with reserves and then with our health care cost trends. We’ve priced to reflect these risks for Q1, and we know exactly what needs to be done on a pricing, enrollment and health care cost side in each of our markets for the rest of the year to reach our 2005 goals. Based on all this work, I’m confident that we have set a realistic and achievable target for 2005.

We have solid franchises. The improvements that we’ve made are tangible and measurable, and I believe our earnings will rebound.

Health Net, Inc.

Q4 2004 Earnings Conference Call

February 8, 2005

There’s a lot of ground to cover this morning. First, I want to go through the fourth quarter charges in some detail. Then I’ll briefly talk about Q4 and all of 2004 on a run rate basis, and following that, I’ll walk you through the ‘05 guidance, with an eye on helping all of you understand how we bridged from the ‘04 run rate to the $2.30 to $2.50 range we established today for 2005.

Let me start with the fourth quarter charges. There are three main buckets: provider settlements, reserve strengthening, and some miscellaneous balance sheet items, and I’ll talk to each one. The provider settlements are the biggest of the three, at approximately $169 million.

Most of this is attributable to California hospital systems, and the claims at issue stretch back to 2001. The chronology is important here. In late 2001, Health Net began to see a pronounced increase in the number of high dollar, stop loss inpatient claims. Stop loss is a contract mechanism to shield the hospitals from the cost of catastrophic cases. Historically, we would have expected that about 10 percent of the total spend at the hospital would be for stop loss claims. As stop loss claims rose, the percentage of total spend grew as well, and in some cases, upwards of 50 percent.

Something was clearly wrong. As we later learned, this increase was caused by some of the hospitals aggressively raising charge masters, and billing for items separately, when we believe they should have been included in the base charge. California management at that time decided to respond to this trend by instituting a number of practices designed to reduce the cost of these claims. These claims review practices included the use of special software to reprice claims, line item review to detect and adjust charges that we believe were improperly unbundled.

We also began to immediately reject large, incomplete claims, sending them back for more information. We believe these practices were appropriate given the market conditions at that time. We continued with these practices in 2002 and 2003. In early 2004, we began to see our claims review practices were causing way too much friction with the hospitals and Health Net, although at the time there was still relatively limited arbitration and other legal activity. To start to reduce that friction, early last year we began to focus on modifying the terms of our hospital contracts and we changed the way we handled the large dollar claims. We began to pay the claims and then engaged in an active review. If we found anything amiss, we would settle up on a subsequent claim. While the hospitals were pleased with this change, this change in payment patterns contributed to our reserve issues early last year that we discussed at length in prior calls and meetings.

As we reached the third quarter; however, the level of arbitration requests and other legal developments rose significantly and we decided to review our whole approach to this issue. We knew that our network, its breadth and quality is a strategic asset for the company. We were already improving our claims payment practices and had begun the process of recontracting. With the progress there, we concluded that we needed to try to resolve these past issues once and for all. We’ve made very good progress. We’ve settled with approximately one-third of the issues we based the charge on. Some are still in negotiation or various stages of arbitration.

We’re engaged in settlement discussions with all the major remaining providers. The most prominent one involving Tenet is a subject of ongoing settlement discussions that we hope are nearing final resolution. The total amount we recorded for provider settlements incorporates what we believe are reasonable estimates to bring all of these matters to closure. At this point, we’ve recontracted with much of the network. Many of the new contracts have fixed price reimbursement terms that either terminate the stop loss and eliminate it, or they have terms that would reduce our exposure to stop loss.

Health Net, Inc.

Q4 2004 Earnings Conference Call

February 8, 2005

The key point in all of this — that there is significantly greater clarity than before in all of these contracts. These developments give us confidence in our ‘05 health care cost assumptions and that they are reasonable and achievable. As to claims, our denial rate in California is down by nearly 20 percent from the first to the fourth quarter of ‘04. Over the same time frame, we are now paying 95 percent of our claims, based on the dollar amount, within 30 days, versus 90 percent in the first quarter of 2004. That’s good progress on both fronts.

In addition to the California issues, approximately 20 percent of the total provider settlement costs relates to the Northeast. The Northeast issues, while different than those in California, still revolve around our desire to clarify contractual rights and terms and eliminate claims processes that cause chronic issues. In total, these provider settlements will have a cash flow impact in 2005 of about $90 million. So that’s it on the provider issue.

The second substantial fourth quarter cost item is reserves. $56 million of the $65 million reserve restatements relate to 2004, and much of that to the third quarter. The third quarter restates tie to the provider settlements in an important way. As we began the process of accelerating claims payments and disengaging from the claims review practices, higher levels of paid claims emerged. The third quarter restates assume a permanent ramp up in claims costs because of these changes. The reserve strengthening assumes this continued in the fourth quarter and we baked these higher assumptions in our 2005 plan.

The last piece of the charge, about $18 million, relates to a number of miscellaneous balance sheet and other items including lease terminations, writing off investments in IT assets, along with a second-to-last severance charge related to our May 2004 headcount reduction.

I know the total amount of this charge, $252 million, is larger than some had speculated. Quite frankly, we were not guided by external speculation. We were guided by an absolute commitment to get this right. In doing so, we’ve paved the way to a clean and solid 2005, and here at the end of this effort, I can say that the process we went through was ultimately very healthy for the company. Now, let me move to the fourth quarter results.

The fourth quarter story is really about the higher-than-expected health care costs, a trend linked to the third quarter issues. That’s what caused the fourth quarter to come in at $0.59, excluding the charges, instead of the $0.68 we expected when we last spoke with you. You can calculate that $0.59 on the supplemental schedule we included in the press release. To see the real operating metrics, let me talk for a bit about the performance, excluding the charge. Health care costs rose year-over-year by 11 percent; 11.6 percent for commercial. Hospital costs were again the main issue, and they ran higher than we expected, due in part to the carry-over of the third quarter ramp-up I previously mentioned.

But there are some bright spots in this story. One thing we’ve talked about is more focused bed day management, especially in the Northeast. As one example of what we accomplished, our commercial bed days per thousand in New Jersey was 17 days lower than Q4 as compared to Q1. That’s a big move and our folks think there are similar gains to be had in the other markets such as in New York where bed days were down 9 percent sequentially, and Connecticut, where they were down 6 percent.

Now, let’s look at the trends in commercial premium yield and increases throughout 2004 were substantial, and a quick and important response to the higher cost trends we were seeing. They rose 7.7 percent year-over-year in the second quarter of 2004, 8.7 percent in Q3, versus a year

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Q4 2004 Earnings Conference Call

February 8, 2005

ago, and more than $5.00 sequentially in the third quarter. And then in the fourth quarter, 10.7 percent over Q4 last year. That’s more than $4.00 sequentially. These latter two sequential increases are very strong evidence of our pricing discipline. Of perhaps greater importance, the commercial PMPM gross margins adjusted for the charges, rose from approximately $30 in the first quarter, to $38 in the fourth quarter of 2004 and will continue to rise.

So the premium increases are driving substantial gross margin increases and that’s precisely the recipe we need to follow for 2005. We talked all last year about commercial enrollment declines, due to this higher pricing. We saw a further decline in the fourth quarter as commercial enrollment fell by 90,000 members sequentially.

That’s a bit more than we expected. We did lose a couple of large accounts in the quarter with high MCRs. Oregon continued its strong growth pattern as it added 5,000 new commercial members sequentially and they were up 15 percent year-over-year. Selling costs decreased, consistent with our commercial enrollment decline in the fourth quarter. Interest expense climbed modestly due to higher interest rates. On the cash flow side, the fourth quarter came in at $3 million of operating cash flow.

Three reasons why that’s low. First is the continued cash outflow from the TRICARE conversion. Secondly, the cash portion of the fourth quarter charges; and lastly, the fact that we did not get our December California and New York Medicare payments until the first couple days of 2005. So we wound up with just 11 Medicare payments for all of 2004. If we adjust for the Medicare payment, cash flow for the year would have been around $25 million, and that’s right within the range we spoke about on investor day.

So now let’s take a look at 2005. In order to get to the $2.30 to $2.50 range, the following items are key. We believe commercial premium yields will be between 10 and 11 percent. We’re north of 11 percent, yet another successive increase on our January renewals. Year-over-year yields will slow somewhat as we get to the second half of the year, in conjunction with our completion of the repricing of the book at June 30. We believe commercial health care costs will rise approximately 9 percent — higher than that in California, and lower than that in the Northeast. We know that represents a substantial improvement over where we were in 2004, but let me explain.

We have seen solid declines in bed days in the Northeast already. They had very high costs in the first part of 2004 when they began their initiatives. Those initiatives are taking hold, most notably our radiology initiative that will reap more than $20 million in annual savings. So we’ll benefit in trend from these initiatives in the first half of 2005. We have refocused our medical management efforts in California and we’ve done a whole lot of recontracting. We have a lot of confidence in these assumptions, especially after the exhaustive planning process we’ve just gone through. Commercial enrollment will decline further, but only about 3 percent for the full year with virtually all of that in New Jersey, with a Q1 decline, a little bit higher than the 3 percent, and then rebuilding throughout the balance of the year.

At this point, we expect some attrition in Medicare as we refine our approach based on the MMA. Medicaid enrollment should be stable. Signs are very good that enrollment in California and the Northeast will rebound in the second half of the year. We did win some important accounts in both places for the January renewals. Lapse rates are starting to improve and we’re getting decent activity on new sales and the pricing is holding. We’ve also seen encouraging signs on ASO in the Northeast, an indication that we can compete in that part of the market.

Health Net, Inc.

Q4 2004 Earnings Conference Call

February 8, 2005

And as Jay said, after all we’ve been through, member months in ‘05, excluding the Northeast, will be roughly at their ‘03 levels, and that’s a positive statement about our franchises.

As we look to TRICARE, we expect pretax performance will be about the same in ‘05 as it was in ‘04. You’ll see a significant uptick in both cost and revenues in the second quarter as a new option period kicks in. These higher levels should continue through the balance of the year, and I would expect margins in TRICARE to remain pretty stable as we move through the year. G&A percentage should remain relatively stable and could improve as our overall efficiency efforts continue to gain traction.

But we will have to expense stock options in the second half of the year, and that’s going to cost us $10 million. We currently expect no major changes to investment income while interest expense will tick up a bit for the full year due to higher rates. Cash flow, we believe, will rebound substantially in 2005. We are looking for a full year cash flow of about $200 million. Cash flow for 2005 would be equal to net income and depreciation and amortization, but for the payouts connected with the provider settlements.

Another thing to keep in mind is that quarterly earnings flows will track in a similar fashion to the patterns we’ve seen in prior years with the second half stronger than the first. We set a range today for the first quarter of 2005 of between $0.50 and $0.55 earnings per share — not far off from the run rate for the fourth quarter, and consistent with our Q4 to Q1 sequential changes that we’ve seen in the past. We believe that the second quarter will likely be close to this range as well, but we’ll have more visibility on that when it comes time for the first quarter call in May.

As I wind up my comments, I do want to mention that the whole 404 process required by Sarbanes-Oxley went very well. Our team has done an outstanding job and we’re confident of a clean assertion by management on our internal controls, that we’ll be validated by our auditors. This is just another example of the soundness of our franchise.

The other matter I’d like to cover is Health Net One, our systems consolidation project. We all remain committed to the concept of a single operating system for the company. We’ve already migrated from more than 160 systems to fewer than 40. We’ve achieved more than $40 million in run rate savings. Our initial 2005 centered around four key conversions, including medical management and the claim systems in Oregon and California. We’ve changed our priorities. Given all the changes in claims processes in 2004, we believe that we will benefit from a full year of claims payment stability. So we are deferring the claims conversion until next year.

This reduces the implicit risk in any conversion, and it will save us some money. At the same time, we can accelerate our medical management project and that plays a vital role in achieving our health care cost trend targets. The other Health Net One work will continue as we’ve already reaped substantial savings from that project.

I’ve covered a lot of ground and I know you’ll have a lot of questions. The Investor Relations team and I will be on the East Coast early next week, and I look forward to discussing these issues with you face-to-face if at all possible. Please call David if you’re interested in a one-on-one, and I will also be speaking at the UBS conference next Monday morning.

Let me close now by saying that when I joined Health Net five months ago, I believed it to be a solid franchise that with the right actions had a very bright future. While the road’s been challenging and exciting, I still have that view. With the actions we’ve taken in the fourth quarter, we’ve positioned the company solidly for 2005 and thereafter for our associates, its customers and our stockholders.

Health Net, Inc.

Q4 2004 Earnings Conference Call

February 8, 2005

With that, let me open it up for questions.

Q&A

OPERATOR: Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please press star one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. And once again it is star one if do you have a question.

First, we’ll go to Matthew Borsch with Goldman Sachs.

MATTHEW BORSCH: Thank you. Good morning. If I could just start, if you could remind us, what proportion of your business renews in each quarter — approximately?

BUDDY PISZEL: Matt, the first quarter is 50 percent. Second quarter is 10. Third quarter is 25. Fourth quarter is 15.

MATTHEW BORSCH: Okay. Great. Thank you. And can you just give us a sense on some more of the assumptions underlying the 2005 range, what you’re assuming in terms of the share count, the tax rate, and also, are you assuming anything with regard to favorable development off of the reserve strengthening that you did in 2004?

BUDDY PISZEL: On the share count, the EPS guidance assumes no change in the shares. It assumes no buybacks for right now in 2005. Tax rate stays payable at 39 percent. And we are not assuming any favorable development. We built these plans off of the book-up of reserves that we had at the end of the year, and that’s our starting point, and there’s no reserve releases assumed in our plans.

MATTHEW BORSCH: And last question, if I could, the options expense in the second half of the year, is that included in the range?

BUDDY PISZEL: That’s included in the range. Basically $5 million a piece for the third and fourth quarters, $10 million total.

MATTHEW BORSCH: Okay. Thank you.

BUDDY PISZEL: You’re welcome.

OPERATOR: Moving on, we will hear from Charles Boorady with Smith Barney.

CHARLES BOORADY: Thanks, good morning. First on the hospital settlement issues, you mentioned about two-thirds of them remain outstanding. I assume that’s two-thirds of the dollar amount? And I wonder how many different hospital systems that represents, and what kind of time frame we’re looking at for getting through them.

BUDDY PISZEL: In total, Charles, there are about 37 institutions that sort of make up the charge, but the top five are like 60 percent of the number. Top 10 are 80 percent. So it’s pretty concentrated. And the timing of getting this all worked out — we’re hoping to get it front-ended for 2005. So hopefully within the first six months, most of that will be done.

Health Net, Inc.

Q4 2004 Earnings Conference Call

February 8, 2005

CHARLES BOORADY: Gotcha. And how will we get updates in terms of whether the settlements are coming in, you know, in line or better or worse than what you took the charge for?

BUDDY PISZEL: Well, each quarter, we’re going to have to reassert that the remaining liability is sufficient for what’s left in the queue. So each quarter we’ll update as to the reasonability of the remaining reserve and if adjusted that will be part of our story. At this point we’re pretty confident that we’re able to get the whole thing in building the reserve that we’ve taken in the fourth quarter.

CHARLES BOORADY: Got it. And is the recontracting effort contingent on these settlement discussions? Or is the recontracting completely independent of those settlement discussions and behind you now?

BUDDY PISZEL: They’re linked, but where we are right now on the recontracting side, and this is California, is that we are — 70 percent of our hospitals have either completed their recontracting or in process. So they’re not that closely linked but there is some connection between the two.

CHARLES BOORADY: Okay. So as you go through a settlement, for example, could part of the settlement include a new contract? For the same hospital or hospital system?

BUDDY PISZEL: Yes, often they do.

CHARLES BOORADY: So it’s bundled as part of the same negotiation. I got it. And in terms of the premium yield, on the commercial business for ‘05, I had previous guidance set at 14.5 percent before buy-downs and roughly 12 after the buy-downs. Correct me if I had that wrong, but if that was the right previous guidance, I’m curious for the lower — why the lower 10 to 11 percent range?

JAY GELLERT: That guidance was for the large group accounts that renewed 1/1. The aggregate guidance for Q1 is about 11 percent. So it was — when we stated it, we indicated that the large groups generally run slightly higher than the rest of the book.

CHARLES BOORADY: Got it. That’s right. The 10 to 11 then is for your whole blended book of business and for the full year ‘05?

JAY GELLERT: Yes, and it’s at the higher end in Q1. And then it goes down slightly for the rest of the year.

CHARLES BOORADY: Got it. And of the charges that you took, I understand the bulk of it was pre-2004. Can you give us an exact amount that related to 2004 specifically?

BUDDY PISZEL: Well, the —

CHARLES BOORADY: Either or both.

DAVID OLSON: So Charles, just to be clear, you’re talking both the provider disputes and the restates?

Health Net, Inc.

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February 8, 2005

CHARLES BOORADY: Yeah, if you can give it to us separately, that would be great. But I really don’t have a sense for how much was ‘01, ‘02, ‘03, and ‘04-related — just to get more comfort with what a normalized ‘04 would look like.

BUDDY PISZEL: On the restates, $65 million of the charge was taken in the fourth quarter, and none of that relates to the fourth quarter, so that all moves out with the bulk of it in the third quarter, Charles.

CHARLES BOORADY: Okay.

BUDDY PISZEL: And then for the provider matters, and I only have California spread, but it was roughly around $30 million of the charges that we’ve taken related to build activity in 2004.

CHARLES BOORADY: In ‘04 - okay —

BUDDY PISZEL: But that is baked into our run rate and that’s baked into the way we’re thinking about 2005. So it’s not a — you know, it’s implied in our guidance.

CHARLES BOORADY: I understand. Okay. Great. Sarbanes-Oxley compliance— can you give us any comment on that?

BUDDY PISZEL: We’re in very good shape. We just had a meeting with — to summarize where we stand. There is a little work that goes on between now and the filing of our 10-K, but the work has all been completed. We have no material weaknesses. We’re talking about some very minor items that are, you know, are left to be resolved. And we have come in very clean. Our group has done a very good job doing the work, but, you know, the outcome reflects the fact that we have a well-controlled operation.

CHARLES BOORADY: Yeah, I know, congratulations on that in light of everything going on. That’s great news. Final question on Medicare, where enrollment was fairly flat sequentially, and I heard today the most bullish comments on Medicare from you, Jay, today, that I’ve heard in a little while. Can you venture an estimate on what kind of enrollment growth you would expect to see in ‘05 in your Medicare business and whether you have entered any new markets that you plan de novo growth in?

JAY GELLERT: We expect Medicare to be flat in ‘05 with growth in ‘06. We’re focused on restructuring our business to make us competitive in MMA in ‘05. We don’t anticipate new additions this year. But we do in ‘06.

CHARLES BOORADY: And the premium yield that you expect to get on average in ‘05?

DAVID OLSON: We’ll get that number.

JAY GELLERT: We’ll get that number. And when we get it, we’ll just refer to it on the call.

CHARLES BOORADY: Great. All right. Thanks.

OPERATOR: And next up from Lehman Brothers, Josh Raskin.

JOSH RASKIN: Hi, good morning. A question on — I guess now with sort of the completion of the provider review, two related questions. First, how exactly did that create the prior period reserve

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development? I guess was it a sense that in retrospect some of the denied claims should have been counted as health care expense? And then the second part of the question would be, how has this impacted your pricing, and why would we not expect a higher rate in the second half of ‘05, as you sort of continue through this late in the year?

JAY GELLERT: The first question, Josh, the issue with the claims payment changes led to the reserve issue that Buddy spoke about. As we completed fixing the claims payment process, we ended up seeing that with the corrections we made, it led to some uptick in trend. And that’s fully reflected in Q3 and fully reflected in the picks we set for Q4. We had already been pricing above the trend we assumed for Q1 ‘05, so we covered those additional costs in the context of the pricing we set for Q1 ‘05. That is now in the base of our run rate and it won’t happen again. So the trend runs off that higher base which is reflected in our pricing.

JOSH RASKIN: Okay. Okay. I think I understand that. I guess one question, just on the systems conversion, the deferring of the claims processing in Oregon, and then I guess in California. Buddy, I think you mentioned that that is going to save costs, I was wondering what the impact of those cost saves are and if there is any offset for accelerating the med management.

BUDDY PISZEL: The acceleration of med management was baked into the guidance that we put together. We saved approximately $10 million by delaying the claims conversion because you would have had to run dual for some period of time and had a lot of outside assistance in doing that. But the bigger issue is that I don’t know what it saves us in just having stable claims practices so we have complete visibility about our health care cost trends, and we were making this last change not to save a ton of money, but just to position the company for the future, so we will put it back in place in 2006, but we don’t lose anything from a run rate or from a savings standpoint from delaying it into 2006.

JOSH RASKIN: Right. So it’s basically you want to use the systems that have been running now, and you want to use those to run your claims processing over the next year, just to get — make sure you have the right steady state I guess before —

BUDDY PISZEL: Right, and we’ve made a lot of changes in the second half of 2004 that will carry forward in 2005. But we’re trying to calm things down so we have clear visibility as to our cost trends.

JOSH RASKIN: Gotcha. That makes sense. And the last question, days claims payable came down a little bit despite a pretty significant boost in the payable balance. Can you just walk me through the math? How does that work?

DAVID OLSON: The average is down. If you do it on a period end basis, it’s actually up. And if you look at inventories and payables, and IBNR and the relationship to costs, that’s what drives it down.

JOSH RASKIN: So your days claims payable is an average for the quarter?

DAVID OLSON: Yes.

JOSH RASKIN: Okay. Thanks.

OPERATOR: And next we will go to Christine Arnold with Morgan Stanley.

Health Net, Inc.

Q4 2004 Earnings Conference Call

February 8, 2005

CHRISTINE ARNOLD: Good morning.

BUDDY PISZEL: Good morning, Christine.

CHRISTINE ARNOLD: Hi. I’m just looking for your hospital cost trends ‘04, and then on a normalized level, you gave aggregate medical cost trends. But hospital costs in ‘04, and what you’re assuming in ‘05. And any color you can give around how you’ve reduced the discount off field charges in terms of the composition of contracts for inpatient and outpatient.

BUDDY PISZEL: The year-over-year trend, and this is a normalized number, is 12 percent overall for commercial. And we’re looking at roughly a 9 percent trend for 2005. As to the second question, how are we making changes —

CHRISTINE ARNOLD: Is that just hospital costs or is that overall medical trend?

BUDDY PISZEL: That’s overall. That’s overall medical.

CHRISTINE ARNOLD: Okay.

BUDDY PISZEL: Do we have the hospital fees? We might have to get back to you, Christine, on the hospital fees.

CHRISTINE ARNOLD: Okay.

BUDDY PISZEL: Now the second part of your question is how are we —

CHRISTINE ARNOLD: How are you reducing kind of the exposure to discount off field charges and stop loss for kind of inpatient and outpatient? Can you give us either numbers in terms of numbers of contracts that have been eliminated or percent of dollars you expect pay out? I’m just curious as you go through this recontracting for those that you have finished, how it changed.

JAY GELLERT: Christine, we anticipate that when we complete the dispute process and the negotiations that are presently going on, we’ll have three quarters of the volume of hospitals off of charge-based reimbursement. That means either they’ll have caps or they’ll be entirely off charge-based reimbursement, and the rest we’ll be working on through the second half of ‘05, and into ‘06.

CHRISTINE ARNOLD: Three quarters of those that you currently have exposure to will be done — eliminated from this way of paying them by the end of ‘05?

JAY GELLERT: Three quarters of our book will be rectified by the — in ‘05, and that’s about a — probably about a 30 percent increase over where we were a year ago.

CHRISTINE ARNOLD: Great. Thank you.

OPERATOR: And once again, it is star one if you do have a question. However, if you find that your question has been answered, you may remove yourself by pressing the pound key.

Next, from JPMorgan, we have Loren Suding.

Health Net, Inc.

Q4 2004 Earnings Conference Call

February 8, 2005

SCOTT FIDEL: Hi. Scott – it’s actually Scott Fidel. First question just has to do with your expectations, you said you expect New Jersey should drive most of the enrollment losses. What is your expectation for enrollment in New Jersey at the end of ‘05?

DAVID OLSON: We will get you that.

SCOTT FIDEL: And then while you’re looking at that, also I was just wondering if you could spike out expectations for California enrollment as well on the commercial side.

DAVID OLSON: Flat year-over-year. California is going to be flat year-over-year.

SCOTT FIDEL: Okay.

JAY GELLERT: And I believe New Jersey is going to be on the commercial side —

DAVID OLSON: I think it’s about a – it’s approximately 150,000. And we’ll update that for you in the second quarter as we get more development.

SCOTT FIDEL: Okay. Okay. Thank you.

OPERATOR: And next we will go to Joe France with Banc of America.

JOE FRANCE: Buddy, Joe France. Thanks for the detail about the enrollment. But when looking at the major charges you’ve taken for reserves going back to ‘00 it looks like now, and the uncertainty I assume about the enrollment going forward, and the tremendous amount of enrollment going forward, how can you be confident about your cost trends? Your mix seems to be changing quite a bit this year.

BUDDY PISZEL: We built the plans by each of the elements of the mix, so we don’t anticipate any of those mix changes, and they are built into the way that we built the plans. I guess the question is, could they come in differently than we anticipate. That’s always a possibility. Plans do change. But we built it at a very detailed level. It wasn’t done at sort of an aggregate high level and the mix changes that would manifest themselves have been considered.

JOE FRANCE: I assumed that. What are two or three of the most important assumptions that you made?

BUDDY PISZEL: On the — I mean the biggest assumption, you know, the most important assumptions that we’ve made is that for the second half of the year, we get an increasing membership in California. That really underpins the entire plan. And that on the full-year basis we have the same sort of inflection point in the Northeast for the second half of the year, which is how we get to sort of a stable year-over-year membership, excluding New Jersey. That by far is a critical element of our assumption. Not so much from a profitability standpoint for 2005 but really as a set-up for 2006 results.

JAY GELLERT: And Joe, in terms of the starting off point, we built all of the negative events of ‘04 into our baseline, so we’re assuming that that’s our starting off point, so we’re not counting on any break in ‘05 that would be inconsistent with what we’ve taken in ‘04.

Health Net, Inc.

Q4 2004 Earnings Conference Call

February 8, 2005

JOE FRANCE: Okay. So looking at the enrollment in California then in the second half of the year, there’s something about those accounts that makes you confident you can keep them, even with the big rate increases?

JAY GELLERT: Well, the big rate increases really, we’ve gone through in Q1, and we’ve kept them in Q1. Beginning after that, we’re in fact going to go more towards the average rate increases, because we’ve repriced the book. We’ve been through the four quarters of repricing by the end of Q1, and the fact that Q1 came in solidly gives us a lot of confidence.

JOE FRANCE: This is the last question then. What are you assuming an average rate increase would be in California after the first quarter for the year?

JAY GELLERT: We’ll get you the exact number here. It is —

BUDDY PISZEL: You know, it moves down to the 9, 10 percent range for the second half of the year from, you know, 11 percent-plus in the first half.

JOE FRANCE: That’s fine. Thank you very much.

OPERATOR: And moving on, we will go to Eric Veiel with Wachovia Securities.

ERIC VEIEL: Hi. So Buddy, maybe to help us sort of get into context how this is all going to evolve, if I try and make these adjustments to 2004, I’m getting a run rate EPS number somewhere south of $2.00, like something in the $1.85 range if I put that $56 million into the third quarter. First of all, is that right? If not, what am I — what would your run rate ‘04 number be?

BUDDY PISZEL: My run rate ‘04 number is a little north of $2.00, it is like $2.05 and what you’re missing is the amount of the provider settlements that were expensed throughout the entire year. So in addition to the charge, we took provider expense, baked into our health care cost trend for the first, second and third quarters.

ERIC VEIEL: That were related to previous years?

BUDDY PISZEL: That were all related to previous years, exactly.

ERIC VEIEL: And that amount is roughly how much?

BUDDY PISZEL: In total, it’s roughly $240 million.

ERIC VEIEL: Is the amount in 1Q, 2Q, and 3Q you expensed related to hospital costs for ‘03 and earlier?

BUDDY PISZEL: No, Eric. That includes the $169 million that we took in the fourth quarter.

ERIC VEIEL: Okay.

BUDDY PISZEL: So if the difference is, you know, $70 million…

ERIC VEIEL: Okay. Alright. I understand that.

Health Net, Inc.

Q4 2004 Earnings Conference Call

February 8, 2005

BUDDY PISZEL: And that’s the missing piece. And so we look at ‘04’s run rate, like at $2.05, and then that’s what we use to bridge off to get to our ‘05 numbers.

ERIC VEIEL: Okay. And then of the 91,000 members that you lost in the quarter, you’ve mentioned those were higher MCR. Can you give us a sense of, you know, how high were these accounts?

BUDDY PISZEL: I don’t have the specifics on that.

ERIC VEIEL: Were they in the 90s or was it —

BUDDY PISZEL: Somewhere. I mean it’s a mixed bag. Probably I would say in the Northeast, it was mostly the — you know, the higher MCR business that we lost. In California, it was a mix. We lost some higher cases but there were some cases that we didn’t want to lose, that were profitable business.

ERIC VEIEL: And then finally, as we think about the $169 million, is there any way to spike out sort of the dollar amount that’s just penalties for late claims payment, interest, etc., versus the actual dollar amount that the claims were off?

BUDDY PISZEL: We’re not going to, you know, give the disaggregation of that because there is a lot of moving parts to it. The real punch line is we’ve considered everything that we think we’re exposed to and we think we’ve provided for it.

ERIC VEIEL: Okay. I’ll get back in queue, thanks.

OPERATOR: Next from SG Cowen, Ed Kroll.

ED KROLL: Good morning. I think you said the cash flow impact in 2005 from the provider settlement is $90 million. Do I have that right?

BUDDY PISZEL: That’s from the total charge.

ED KROLL: From the total charge.

BUDDY PISZEL: Yes, so if you take the total charge, the cash flow piece for 2005 is $90 million, because a piece of it already hit the fourth quarter cash flow.

ED KROLL: So —

BUDDY PISZEL: You have to realize it’s tax deductible, so you have to take the after tax number.

ED KROLL: Okay. Well, I guess, how much of the — unless I missed it, I don’t see it here, how much of the cash outlay did occur in Q4 of ‘04?

BUDDY PISZEL: Roughly $30 million. So the ‘05 will be 90. So that’s 120 roughly of cash flow associated with the charge. The after tax number for the charge is $153 million. So it’s roughly $30 million in non-cash pieces.

Health Net, Inc.

Q4 2004 Earnings Conference Call

February 8, 2005

ED KROLL: Okay. And then one other thing on the — back on the provider settlement piece of this. Did I hear you right, you said this represents about one-third of the disputes? The $169 million?

BUDDY PISZEL: No, no, no. The $169 million represents everything that we have in front of us for every possible thing we could find.

ED KROLL: Okay. Whether it’s been settled or not?

BUDDY PISZEL: Yes. Whether it’s been settled or not, so this is in effect putting a liability up on the balance sheet and we’ll be making payments out of as we settle.

ED KROLL: Okay. I got that. And then how about the rating agencies? Are you anticipating any actions from them based on the charge?

BUDDY PISZEL: We previewed our results with all of the rating agencies yesterday. I’ll be going to New York at the end of the day today and we will be meeting with all of the rating agencies over the next week or so. And they’re considering what their position is, and we’re trying to help them understand why we don’t see this as a significant negative event.

ED KROLL: Okay. I’ll get back in the queue. Thanks.

OPERATOR: And next we will go to Carl McDonald with CIBC World Markets.

CARL McDONALD: Thank you. I just wanted to follow-up on Christine’s earlier questions. Could we get the components of cost trend normalized in ‘04 and your expectations for ‘05 for both physician and pharmacy?

DAVID OLSON: Carl, we’ll have to get back to you on that.

CARL McDONALD: Okay. And as you’re looking up the hospital piece, it would also be helpful to have the breakout of inpatient versus outpatient.

DAVID OLSON: We’ll get you that.

CARL McDONALD: Okay. Second is where was cash at the parent company at year-end, and do you expect to fund that $90 million settlement from existing cash?

BUDDY PISZEL: Yeah, cash flow at the holding company at year-end is $90 million. We’re expecting to fund all of our cash flow needs in 2005 out of operating cash flow.

CARL McDONALD: I’m sorry; cash at the parent company was $90 million as of year-end?

BUDDY PISZEL: Was $90 million, yes.

CARL McDONALD: Any significant dividends to the parent company we should be aware of over the course of 2005 you’re expecting?

BUDDY PISZEL: We’ll be slowing down the dividends from the holding company from the health plans to rebuild some of the capital because of the charge that we’ve taken. A lot of pieces of the charge is actually taking place in the health plans. We will be receiving dividends from TRICARE and some of the other unregulated entities.

Health Net, Inc.

Q4 2004 Earnings Conference Call

February 8, 2005

CARL McDONALD: Okay. Thank you.

OPERATOR: And next from Phinity Capital, Scott Marx.

SCOTT MARX: Yeah, hi. Can you hear me okay?

BUDDY PISZEL: If you could speak up, it would help.

SCOTT MARX: Sorry about that. The fact that you’re deferring the systems implementation to ‘06 from ‘05. How much cost does that save in ‘05?

BUDDY PISZEL: Roughly —

SCOTT MARX: Will we see that incrementally in ‘06?

BUDDY PISZEL: It’s roughly $10 million. And when we implement the system in 2006 that will result in a $10 million increase, not a run rate increase, but it’s just a conversion cost.

SCOTT MARX: Okay. Thank you.

OPERATOR: And next we will go to John Rex with Bear Stearns.

JOHN REX: Yes, thank you. Back on this California enrollment for January, could you just update us where you saw it at the end of January versus end of December, maybe in light of some of the wins you referred to, like the Sutter win and things like that?

JAY GELLERT: Well, at this point, we’re up a bit. We don’t get the retro deletes yet. So basically, where we see it is that it will either be — it will be somewhere between stable and 10 to 15 down by the end of the quarter over year-end. But it’s up slightly for January.

JOHN REX: Okay. But down stable 10 to 15 down by the end of the year then?

JAY GELLERT: Yeah. It shows us basically that the reductions in enrollment are basically pretty much coming to an end and California’s stabilizing and heading into a positive direction in the second half of the year.

JOHN REX: And in terms of wins in the first quarter, would the most significant in terms of membership be the Sutter win?

JAY GELLERT: Yes.

JOHN REX: Okay. Also, just on terms of Medicaid membership, as I recall, I thought there was some additional counties or a county that was going to roll on in the fourth quarter. It didn’t look like it did. Did that get pushed back or is that — or was it in there?

JAY GELLERT: It’s pushed back to the second quarter of ‘05 and that’s Stanislaus County.

Health Net, Inc.

Q4 2004 Earnings Conference Call

February 8, 2005

JOHN REX: Okay. And it would be kind of the same level of membership that you were looking for back when we talked about —

JAY GELLERT: Yes, consistent with what it was.

JOHN REX: Any other counties coming on line in ‘05 right now?

JAY GELLERT: No new ones at this time.

JOHN REX: Okay. Great. Thank you.

OPERATOR: And next we will go to Doug Simpson with Merrill Lynch.

DOUG SIMPSON: Hi, good morning, everyone. I was just wondering, just a little bit more color on the cash flow outlook. Could you talk about your expectations? I think you said $200 million in operating cash for the year. What are you expecting on cap ex? And what is the primary delta, I think it’s related to the payment on the charge, but what’s the primary delta between a net income plus D&A, you know, which would give you a number probably closer to like a $300 million number. What’s the delta between that and the 200 you talked about?

BUDDY PISZEL: You hit it on the head. I mean the $90 million outflow from the charge is the biggest piece that gets you from the 315 to the 200.

DOUG SIMPSON: So the rest of your working capital would just be a wash in ‘05.

BUDDY PISZEL: It basically would be a wash. We did receive the Medicare payments that didn’t come in in ‘04. They’ll come in but that’ll be offset because we still have a little bit of run-out on the TRICARE and we’re assuming a higher level of paid claims for both the Northeast and for California. Modestly, as we complete the improvements in the claims practices.

DOUG SIMPSON: And then cap ex, what was the number on that?

BUDDY PISZEL: You know, it’s about $50-60 million, but it’s really baked into the operating cash flow.

DOUG SIMPSON: Okay. So I guess I’m confused. How is that baked into the operating cash flow?

DAVID OLSON: Well, no, — the cap ex would be subtracted from the operating cash, obviously.

DOUG SIMPSON: Okay. Okay.

BUDDY PISZEL: But there’s a lot of other items that net the other way, so it’s basically a wash.

DOUG SIMPSON: Okay. And then just in terms of the seasonality of cash flow next year. What would you expect on that?

BUDDY PISZEL: I don’t have the quarterly split, Doug, so we’ll have to come back to you on that.

DOUG SIMPSON: Is it logical to assume it might be pushed towards the latter half of the year?

Health Net, Inc.

Q4 2004 Earnings Conference Call

February 8, 2005

BUDDY PISZEL: That’s where I think historically, our historical patterns have been.

DOUG SIMPSON: Okay. Thank you.

OPERATOR: And we do have a follow-up from Joe France with Banc of America.

JOE FRANCE: Yes, Buddy, just a follow-up. I gather from Eric’s question that it’s available and I just haven’t figured it out yet, but how much of $252 million in reserve-related charges for the year are attributable to ‘04?

BUDDY PISZEL: For the reserve piece, everything except for $8 million relates to ‘04, Joe.

JOE FRANCE: You mean the $65 million in the fourth quarter?

BUDDY PISZEL: Right. For the $65 million, it all relates to the first three quarters except for $8 million of it goes back to 2003.

JOE FRANCE: Okay.

BUDDY PISZEL: I don’t have the split-up, except for the California provider matters. But for the California provider matters, 32 of it relates to ‘04. And California is 135 of the 169. And quite frankly, for the rest, the bulk of it relates to, you know – it’s not in ‘04.

JOE FRANCE: Okay.

BUDDY PISZEL: And then for the balance sheet items, you know, that all relates – that’s out of ‘04, too.

JOE FRANCE: Okay. So that’s — these are the numbers you used in getting to your run rate of a little over $2.00?

BUDDY PISZEL: Right.

JOE FRANCE: Thank you.

OPERATOR: And Mr. Olson, there are no further questions at this time. I would like to turn the conference back to you for any additional or closing remarks.

DAVID OLSON: Thank you very much, everybody. We’ve got — we do have a few follow-up items. We’ll be getting back to you folks sometime today on that and look forward to seeing you in New York next week. Thank you.

OPERATOR: That concludes today’s conference. We do thank you for your participation.

[END]

Health Net, Inc.

Q4 2004 Earnings Conference Call

February 8, 2005